EXHIBIT 10.4

ASSET PURCHASE AGREEMENT

by and among

ZOLL MEDICAL CORPORATION,

LC ACQUISITION CORPORATION

and

LIFECOR, INC.

March 29, 2004

ASSET PURCHASE AGREEMENT

i

SECTION 7. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.		12
7.1	Survival of Warranties	12
7.2	Collection of Assets	12
7.3	Payment of Obligations	12

SECTION 8. INDEMNIFICATION.		12
8.1	Indemnification by the Seller	12
8.2	Indemnification by Buyer	12
8.3	Notice; Defense of Claims	13
8.4	Satisfaction of Seller Indemnification Obligations	13

SECTION 9. MISCELLANEOUS.		14
9.1	Bulk Sales Law	14
9.2	Fees and Expenses	14
9.3	Governing Law	14
9.4	Notices	14
9.5	Entire Agreement	14
9.6	Assignability; Binding Effect	15
9.7	Captions and Gender	15
9.8	Execution in Counterparts	15
9.9	Amendments	15
9.10	Publicity and Disclosures	15
9.11	Dispute Resolution	15
9.12	Specific Performance	16
9.13	Reportable Transactions	16

ii

ASSET PURCHASE AGREEMENT

AGREEMENT entered into as of March 29, 2004 by and between Zoll Medical Corporation, a Massachusetts corporation (“Buyer”), LC Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Buyer (“Subsidiary”), and Lifecor, Inc., a Pennsylvania corporation (“Seller”).

W I T N E S S E T H

WHEREAS, the parties have entered into a Master Agreement (the “Master Agreement”) dated as of the date hereof among Buyer, Subsidiary and Seller;

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell substantially all of its properties and assets; and

WHEREAS, subject to the terms and conditions hereof and only upon Buyer’s determination to consummate this Agreement, Buyer will purchase said properties and assets of Seller for the consideration specified herein and the assumption by Buyer of certain liabilities and obligations of Seller;

NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS.

1.1 Sale of Assets. Subject to the provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 1.5 hereof), all of the properties, assets and business of Seller of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including, without limitation, (i) all assets listed on Schedule 1.1(a) hereof, (ii) all assets shown or reflected in the Base Balance Sheet (as defined in the Master Agreement), and all of Seller’s good will and the exclusive right to use the name of Seller as all or part of a trade or corporate name; provided, however, that there shall be excluded from such purchase and sale only the following property:

(a) Assets and property disposed of since the date hereof in the ordinary course of business and as permitted by Section 3.2 of the Master Agreement;

(b) Seller’s corporate franchise, stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Seller’s organization or stock capitalization (collectively, the “Corporate Records”); provided, however, that Seller shall provide Buyer prior to the Closing with copies of each of the foregoing, certified by Seller to be true and correct copies;

(c) All rights under Seller’s insurance policies; and

(d) All rights under this Agreement, the Master Agreement and the other agreements executed in connection with either such agreement.

The assets, property and business of Seller to be sold to and purchased by Buyer under this Agreement are hereinafter sometimes referred to as the “Subject Assets.”

1.2 Assumption of Liabilities. Upon the sale and purchase of the Subject Assets, Buyer shall assume and agree to pay or discharge when due in accordance with their respective terms all liabilities of Seller listed on Schedule 1.2(a) hereof which are outstanding at the time of the Closing and all liabilities and obligations incurred by Seller since the date hereof in the ordinary course of business and consistent with the terms of this Agreement and the Master Agreement which are outstanding at the time of the Closing, including all obligations that arise after Closing under any contracts included in the Subject Assets; provided, however, that Buyer shall not assume and shall not pay the following liabilities:

(a) Liabilities incurred by Seller in connection with this Agreement and the transactions provided for herein, including, without limitation, accountant’s fees, any indemnification liabilities of the Seller that may arise under this Agreement or the Master Agreement and expenses pertaining to the performance by Seller of its obligations hereunder;

(b) Taxes (as defined in Section 2.15 of the Master Agreement) of Seller (whether relating to periods before or after the transactions contemplated in this Agreement or incurred by Seller in connection with this Agreement and the transactions provided for herein), including any liability for Taxes arising out of the inclusion of Seller in any group filing consolidated, combined or unitary tax returns or arising out of any transferee liability;

(c) Liabilities of Seller to its dissenting shareholders, if any, under the Pennsylvania Business Corporation Law;

(d) Liabilities of Seller with respect to any options, warrants, agreements or convertible or other rights to acquire any shares of its capital stock of any class;

(e) Liabilities in connection with or relating to all actions, suits, claims, proceedings, demands, assessments and judgments, costs, losses, liabilities, damages, deficiencies and expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorneys’ and accountants’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing, provided, however, that solely to the extent the foregoing are fully covered by insurance transferred to the Buyer under Section 1.1, such liabilities shall be assumed by the Buyer; and

(f) Liabilities incurred pursuant to actions taken, or actions not taken, that are inconsistent with the covenants set forth in Section 3.2 of the Master Agreement; and

The liabilities to be assumed by Buyer under this Agreement are hereinafter sometimes referred to as the “Liabilities” and the liabilities which are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as the “Excluded Liabilities.” The assumption of said liabilities by any party hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller and nothing herein shall prevent any party from contesting in good faith with any third party any of said liabilities.

1.3 Purchase Price and Payment. In consideration of the sale by Seller to Buyer of the Subject Assets, subject to the assumption by Buyer of the Liabilities and the satisfaction of all of the conditions contained herein, Buyer agrees that it will deliver to Seller (a) ten dollars (the “Initial Consideration”) at the Closing and (b) the Contingent Revenue Milestone Consideration (as defined in Section 1.4 hereof), in the event such Contingent Revenue Milestone Consideration becomes due and payable pursuant to Section 1.4 hereof.

1.4 Contingent Revenue Milestone Consideration.

(a) If and to the extent the FY 2006 Revenue Milestone, the FY 2007 Revenue Milestone, the FY 2008 Revenue Milestone, the FY 2009 Revenue Milestone and the FY 2010 Revenue Milestone, as applicable (each as defined below and together the “FY Revenue Milestones”) are achieved, then the Buyer will pay to the Seller the respective additional consideration as described in Section 1.4(b) (the “Contingent FY 2006 Revenue Consideration”), Section 1.4(c) (the “Contingent FY 2007 Revenue Consideration”), Section 1.4(d) (the “Contingent FY 2008 Revenue Consideration”), Section 1.4(e) (the “Contingent FY 2009 Revenue Consideration”) or Section 1.4(f) (the “Contingent FY 2010 Revenue Consideration,” and together with the Contingent FY 2006 Revenue Consideration and the Contingent FY 2007 Revenue Consideration, the Contingent FY 2008 Revenue Consideration, the Contingent FY 2009 Revenue Consideration and the Contingent FY 2010 Revenue Consideration, the “Contingent Revenue Milestone Consideration”), as the case may be. The payment of the Initial Consideration, the assumption by Buyer of the Liabilities and the payment of the Contingent Revenue Milestone Consideration are hereinafter sometimes referred to as “Purchase Consideration.”

(b) In the event the Buyer achieves Qualifying Revenues (as defined below) of over Ten Million and 00/100 Dollars ($10,000,000) during the Buyer’s fiscal year ending in September 2006 (the “FY 2006 Revenue Milestone”), then the Buyer will pay to the Seller as additional Purchase Consideration the amount set forth in any one of the following clauses (i), (ii) or (iii), such selection of the manner of payment being at Buyer’s sole discretion (i) that number of shares of common stock, par value $0.02 per share (“Common Stock”), of the Buyer equal to fifty percent (50%) of the Excess FY 2006 Revenues (as defined below) divided by the Closing Exchange Price, or (ii) (A) twenty-five percent (25%) of the Excess FY 2006 Revenues in cash plus (B) that number of shares of Buyer’s Common Stock equal to twenty-five percent (25%) of the Excess FY 2006 Revenues divided by the Closing Exchange Price, or (iii) fifty percent (50%) of the Excess FY 2006 Revenues in cash, (the “Contingent FY 2006 Revenue Consideration”). As used herein, the term “Qualifying Revenues” shall mean consolidated revenue (as determined on the same basis as revenue is otherwise recognized by the Buyer in accordance with generally accepted accounting principles (“GAAP”) and Buyer’s past practice), including service revenue, from the sale or lease of Company Products, or licensing revenues from sale or products or services, exclusive of all bad debt, returns and allowances, sales tax, freight and shipping costs, distributor discounts and commissions in connection with any sale. Notwithstanding the foregoing, Qualifying Revenues (x) shall include all third party medical insurance reimbursements actually received by Buyer related to the lease of Company Products, and (y) shall not include any revenues from the sale of Hospital Products by the Buyer. As used herein, the term “Hospital Products” shall have the meaning of “Products” in the “Field Of Use” (as defined in the License and Supply Agreement) set forth in the License and Supply Agreement

(the “License and Supply Agreement”) dated as of the date hereof between the Buyer and the Seller. As used herein, the term “Closing Exchange Price” shall mean the mean average of the closing prices of a share of Buyer’s Common Stock for the ten (10) trading days ending on the business day that is three (3) business days immediately prior to the date of issuance of such shares, as reported on the Nasdaq National Market. As used herein, the term “Company Products” shall mean (A) those products listed on Schedule 1.4(b) hereto and (B) any other wearable defibrillator products that are substantially similar to and incorporate substantially the same technology as those products that are listed on Schedule 1.4(b). As used herein, the term “Excess FY 2006 Revenues” shall mean the amount by which the Buyer’s Qualifying Revenues during the Buyer’s fiscal year ending in September 2006 (such amount being referred to as the “FY 2006 Revenues”) exceeds Ten Million and 00/100 Dollars ($10,000,000).

(c) In the event the amount of the Buyer’s Qualifying Revenues during the fiscal year ending in September 2007 are greater than the greater of FY 2006 Revenues and Ten Million and 00/100 Dollars ($10,000,000) (such greater number being the “FY 2007 Revenue Milestone”), then the Buyer will pay to the Seller as additional Purchase Consideration the amount set forth in any one of the following clauses (i), (ii) or (iii), such selection of the manner of payment being at Buyer’s sole discretion (i) that number of shares of Buyer’s Common Stock equal to fifty percent (50%) of the Excess FY 2007 Revenues (as defined below) divided by the Closing Exchange Price, or (ii) (A) twenty-five percent (25%) of the Excess FY 2007 Revenues in cash plus (B) that number of shares of Buyer’s Common Stock equal to twenty-five percent (25%) of the Excess FY 2007 Revenues divided by the Closing Exchange Price or (iii) fifty percent 50% of the Excess FY 2007 Revenues in cash (the “Contingent FY 2007 Revenue Consideration”). As used herein, the term “Excess FY 2007 Revenues” shall mean the amount by which the Buyer’s Qualifying Revenues during the Buyer’s fiscal year ending in September 2007 (such amount being referred to as the “FY 2007 Revenues”) exceeds the greater of the FY 2006 Revenue Milestone and Ten Million and 00/100 Dollars ($10,000,000).

(c) In the event the amount of the Buyer’s Qualifying Revenues during the fiscal year ending in September 2008 are greater than the greater of the FY 2007 Revenues and Ten Million and 00/100 Dollars ($10,000,000) (such greater number being the “FY 2008 Revenue Milestone”), then the Buyer will pay to the Seller as additional Purchase Consideration the amount set forth in any one of the following clauses (i), (ii) or (iii), such selection of the manner of payment being at Buyer’s sole discretion (i) that number of shares of Buyer’s Common Stock equal to fifty percent (50%) of the Excess FY 2008 Revenues (as defined below) divided by the Closing Exchange Price, or (ii) (A) twenty-five percent (25%) of the Excess FY 2008 Revenues in cash plus (B) that number of shares of Buyer’s Common Stock equal to twenty-five percent (25%) of the Excess FY 2008 Revenues divided by the Closing Exchange Price or (iii) fifty percent 50% of the Excess FY 2007 Revenues in cash (the “Contingent FY 2007 Revenue Consideration”). As used herein, the term “Excess FY 2008 Revenues” shall mean the amount by which the Buyer’s Qualifying Revenues during the Buyer’s fiscal year ending in September 2008 (such amount being referred to as the “FY 2008 Revenues”) exceeds the greater of the FY 2007 Revenues and Ten Million and 00/100 Dollars ($10,000,000).

(e) In the event the amount of the Buyer’s Qualifying Revenues during the fiscal year ending in September 2009 are greater than the greater of the FY 2008 Revenues and Thirty Million and 00/100 Dollars ($30,000,000) (such greater number being the “FY 2009

Revenue Milestone”), then the Buyer will pay to the Seller as additional Purchase Consideration the amount set forth in any one of the following clauses (i), (ii) or (iii), such selection of the manner of payment being at Buyer’s sole discretion (i) that number of shares of Buyer’s `Common Stock equal to one hundred percent (100%) of the Excess FY 2009 Revenues (as defined below) divided by the Closing Exchange Price, or (ii) (A) fifty percent (50%) of the Excess FY 2009 Revenues in cash plus (B) that number of shares of Buyer’s Common Stock equal to fifty percent (50%) of the Excess FY 2009 Revenues divided by the Closing Exchange Price or (iii) one hundred percent (100%) of the Excess FY 2009 Revenues in cash (the “Contingent FY 2009 Revenue Consideration”). As used herein, the term “Excess FY 2009 Revenues” shall mean the amount by which the Buyer’s Qualifying Revenues during the Buyer’s fiscal year ending in September 2009 (such amount being referred to as the “FY 2009 Revenues”) exceeds the greater of the FY 2008 Revenues and Thirty Million and 00/100 Dollars ($30,000,000).

(f) In the event the amount of the Buyer’s Qualifying Revenues during the fiscal year ending in September 2010 are greater than the greater of the FY 2009 Revenues and Thirty Million and 00/100 Dollars ($30,000,000) (such greater number being the “FY 2010 Revenue Milestone”), then the Buyer will pay to the Seller as additional Purchase Consideration the amount set forth in any one of the following clauses (i), (ii) or (iii), such selection of the manner of payment being at Buyer’s sole discretion (i) that number of shares of Buyer’s Common Stock equal to one hundred percent (100%) of the Excess FY 2010 Revenues (as defined below) divided by the Closing Exchange Price, or (ii) (A) fifty percent (50%) of the Excess FY 2010 Revenues in cash plus (B) that number of shares of Buyer’s Common Stock equal to fifty percent (50%) of the Excess FY 2010 Revenues divided by the Closing Exchange Price or (iii) one hundred percent (100%) of the Excess FY 2010 Revenues in cash (the “Contingent FY 2010 Revenue Consideration”). As used herein, the term “Excess FY 2010 Revenues” shall mean the amount by which the Buyer’s Qualifying Revenues during the Buyer’s fiscal year ending in September 2010 (such amount being referred to as the “FY 2010 Revenues”) exceeds the greater of the FY 2009 Revenues and Thirty Million and 00/100 Dollars ($30,000,000).

(g) As promptly as practicable following the applicable fiscal year end, and in any event within ninety (90) days thereafter, the Buyer shall prepare and deliver to the Seller a schedule of the Qualifying Revenues for such fiscal year, based on the Buyer’s audited financial statements, and setting forth, as of the applicable fiscal year end, the number and type of Company Products sold during such year, the total Qualifying Revenues from such sales and the aggregate amount of such applicable Contingent Revenue Milestone Consideration (each a “Contingent Revenue Milestone Consideration Schedule”). The Seller shall have sixty (60) days from receipt thereof to review and dispute such Contingent Revenue Milestone Consideration Schedule. The Seller and its accounting and/or financial advisors shall have the right to review the Buyer’s books and records with respect to sales of the Buyer’s Products. The failure by the Seller to express its disagreement within such sixty (60) day period will constitute acceptance of such Contingent Revenue Milestone Consideration Schedule, such Contingent Revenue Milestone Consideration Schedule shall become final and binding on all parties and the Buyer shall pay the applicable Contingent Revenue Milestone Consideration as set forth above within fifteen (15) days following acceptance (or deemed acceptance) of such Contingent Revenue Milestone Consideration Schedule. If the Seller has any objection to such Contingent Revenue Milestone Consideration Schedule, the Seller shall give written notice to the Buyer within such sixty (60) day period, (A) setting forth the Sellers’ objection to such Contingent Revenue Milestone Consideration Schedule and (B) specifying in reasonable detail its basis for its disagreement with the Buyer’s computation. The Buyer and the Seller shall each submit any disputes regarding the Contingent Revenue

Milestone Consideration Schedule to (x) the Buyer’s current independent accountants, (y) a nationally recognized accounting firm chosen by the Seller and (z) a third independent accountant selected by the accountants appointed pursuant to clauses (x) and (y) above (together, the “Resolution Accountants”) for resolution. The determination of the Resolution Accountants with respect to each of the items in dispute shall be final and binding upon both parties. Within fifteen (15) days following the Resolution Accountants’ determination of the applicable Contingent Revenue Milestone Consideration, the Buyer shall pay the applicable Contingent Revenue Milestone Consideration as set forth above. The fees and expenses of the Resolution Accountants shall be shared equally by the Buyer, on the one hand, and the Seller, on the other hand.

(h) Notwithstanding anything to the contrary in this Section 1.4, in no event shall the Buyer deliver Purchase Consideration to the Seller in the form of Common Stock if the aggregate number of shares, or voting power, as applicable, of Buyer’s Common Stock to be issued in connection with the transactions contemplated by this Agreement and the Master Agreement is or will be equal to or in excess of 20% of the total number of shares, or 20% of the voting power, of Common Stock outstanding as of the date hereof. In such event, the Buyer shall deliver, in lieu of such excess shares of Common Stock, cash in an amount equal to the cash payment obligation that otherwise would have been satisfied through the payment of such excess shares.

1.5 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (herein called the “Closing”) shall be held at the offices of Goodwin Procter LLP at 53 State Street, Boston, MA 02109 as soon as reasonably practicable after delivery of the Exercise Notice by Buyer to Seller as provided in Section 5.1 of the Master Agreement or at such other place or earlier or later date or time as may be fixed by mutual agreement of Buyer and Seller.

1.6 Delivery of Agreement of Assumption of Liabilities. At the Closing, Buyer shall deliver or cause to be delivered to Seller an Agreement for Assumption of the Liabilities by Buyer in the form of Exhibit 1.6 hereto.

1.7 Transfer of Subject Assets. At the Closing, Seller shall deliver or cause to be delivered to Buyer, or Buyer may cause to be delivered pursuant to the Power of Attorney (as defined in the Master Agreement), good and sufficient instruments of transfer transferring to Buyer title to all the Subject Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to Buyer and its counsel, and (c) shall effectively vest in Buyer good and marketable title to all the Subject Assets free and clear of all liens, restrictions and encumbrances not shown or reflected on the Base Balance Sheet or Schedule 1.2(a) hereof.

1.8 Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to Buyer all of Seller’s leases, contracts, commitments, agreements (including without limitation non competition agreements) and rights, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same, other than as set forth on Schedule 1.8 hereto. Seller shall also deliver to Buyer at the Closing all of Seller’s business records, tax returns, books and other data relating to its assets, business and operations (except corporate records and other property of Seller excluded under Subsection 1.1(b) as to which only copies need be delivered in accordance with such Section), and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the assets and business of Seller. After the Closing, Buyer shall afford to Seller and its accountants and attorneys, for the purpose of preparing such tax returns of Seller as may be required after the Closing, reasonable access to the books and records of Seller delivered to Buyer under this Section and shall permit Seller, at Seller’s expense, to make extracts and copies therefrom.

1.9 Further Assurances. Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets. Seller shall cooperate with Buyer to permit Buyer to enjoy Seller’s rating and benefits under the workman’s compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Seller as otherwise set forth in this Agreement.

1.10 Allocation of Purchase Price. Prior to the Closing, Buyer and Seller shall agree on an allocation of the Purchase Consideration (and all other capitalized costs) among the Subject Assets. Such allocation shall be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be binding upon Buyer and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Subject to the Closing actually occurring, Buyer and Seller also each agree to file IRS form 8594 consistently with the foregoing and in accordance with Section 1060 of the Code.

1.11 Sales and Transfer Taxes. All sales and transfer taxes, fees and duties under applicable law incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by Buyer.

SECTION 2. REPRESENTATIONS AND WARRANTIES.

2.1 Restatement of Master Agreement. Each of the Representations and Warranties made by the Buyer in Section 2 of the Master Agreement, as qualified by the Disclosure Schedule attached as Schedule A to the Master Agreement of which this Agreement is an exhibit is hereby incorporated by reference into Section 2 of this Agreement and shall be treated for all purposes as if set forth in its entirety herein, and each representation or warranty made by the Buyer to the Seller in Section 4 therein as so qualified is hereby deemed to be made by the Buyer to the Seller herein.

2.2 Making of Representations and Warranties by Seller. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby makes to Buyer and the Subsidiary the representations and warranties contained, or deemed to be contained, in this Section 2.

(a) Purchase Entirely for Own Account. This Agreement is made with the Buyer in reliance upon the Seller’s representation to the Buyer, which by the Seller’s execution of this Agreement the Seller hereby confirms, that the Common Stock will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Seller further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Common Stock. The Seller represents that it has full power and authority to enter into this Agreement. The Seller has not been formed for the specific purpose of acquiring the Common Stock.

(b) Investment Experience. The Seller understands that the Common Stock have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations as expressed herein.

(c) Restricted Securities. The Seller understands that the shares of Common Stock are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with Rule 144 of the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(d) Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Seller further agrees not to make any disposition of all or any portion of the Common Stock unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The Seller has notified the Buyer of the proposed disposition and shall have furnished the Buyer with a detailed statement of the circumstances surrounding the proposed disposition; and (B) if reasonably requested by the Buyer, the Seller shall have furnished the Buyer with an opinion of counsel, reasonably satisfactory to the Buyer, that such disposition will not require registration under the Securities Act.

(e) Accredited Investor. The Seller is an accredited investor as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act.

(f) Legends. It is understood that the Common Stock, and any securities issued in respect thereof or exchange therefor, may bear one or all of the following legends:

(i) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE BUYER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

SECTION 3. COVENANTS OF SELLER

3.1 Making of Covenants and Agreements. Seller hereby make the covenants and agreements set forth in this Section 3.

3.2 Supplements to Schedules. Prior to the Closing Date, the Seller may supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule, but only to the extent such matter arises directly from actions taken or not taken in full compliance with Section 3.2 of the Master Agreement. Any such supplement or amendment of the Disclosure Schedule made pursuant to this Section 3.2 shall not be deemed to cure any breach of any representation or warranty made in this Agreement. Any matter arising from actions taken or not taken in breach of Section 3.2 of the Master Agreement may not be the subject of a supplement or amendment of the Disclosure Schedule.

3.3 Existence of Seller. Seller agrees to maintain its corporate existence and not liquidate or dissolve for so long as any Purchase Consideration may be paid to Seller. In no event will Seller transfer, sell or distribute any right to the Purchase Consideration, by operation of law or otherwise.

3.4 Non competition. Seller agrees that for seven (7) years after the Closing, it will not, without the prior written consent of Buyer, directly or indirectly, engage or participate in, be employed by or assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages in any activity anywhere in the world which is similar to or competitive with any business in which Seller is presently engaged or proposes to engage; provided, however, the foregoing shall not prevent Seller from owning beneficially or of record up to one percent of the outstanding securities of a publicly held corporation which engages in competitive activities. In addition, from the date hereof until the earlier to occur of (i) the date which is one year after this Agreement is terminated and (ii) the date which is one year after this Agreement is consummated, Seller shall refrain from soliciting or encouraging any employee of Buyer to terminate his or her employment by Buyer and to become employed by Seller, or any business or entity with which it is affiliated as an owner, investor, lender or in any other capacity. Seller agrees to cause each of its executive officers who has not currently executed a non-competition agreement, and each executive officer hired after the date hereof, to execute a non-competition agreement in the form of Exhibit 3.4.

3.5 Hart-Scott-Rodino Filings. If required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Hart-Scott-Rodino”), and if the appropriate filing of a Pre-Merger Notification and Report Form pursuant to Hart-Scott-Rodino has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing of a Pre-Merger Notification and Report Form with respect to the transactions contemplated by this Agreement within five (5) business days after the written request of the Buyer to initiate such filing and to supply promptly any additional information and documentary material that may be requested pursuant to Hart-Scott-Rodino. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any governmental authority or filings in respect thereof. The Buyer and the Seller shall each share equally the payment of all filing and related fees in connection with any such filings which must be made by any of the parties under the Hart-Scott-Rodino. Seller shall cooperate with Buyer in connection with all required filings under Hart-Scott-Rodino” and shall furnish all follow up information required in connection therewith.

SECTION 4.COVENANTS OF BUYER.

4.1 Making of Covenants and Agreement. Buyer hereby makes the covenants and agreements set forth in this Section 4.

4.2 Hart-Scott-Rodino Filings. Buyer shall cooperate with Seller in connection with all required filings under Hart-Scott-Rodino and shall furnish all information required in connection therewith.

4.3 Sale of Business. The Buyer agrees that, prior to the first anniversary of delivery of the Exercise Notice, a sale by the Buyer of all or substantially all of the Subject Assets to a purchaser will require the affirmative vote of a majority of the votes cast by all shareholders that would be entitled to vote upon a sale of the Seller’s assets pursuant to Section 1932 of the Pennsylvania Business Corporation Law, as amended, provided, however, that no such vote will be required if such sale of the Subject Assets is in connection with the sale by Buyer or Buyer’s stockholders of all or substantially all of the stock or assets of Buyer. The Buyer agrees to use reasonable efforts to identify potential purchasers who intend to increase Qualifying Revenues; provided, however, that the Buyer shall have the right to consummate a sale of the Subject Assets to any purchaser in its sole discretion.

4.4 Line of Credit. Upon Closing and until the first payment of any Contingent Revenue Milestone Consideration, the Buyer will make available a line of credit to the Seller which will permit the Seller to borrow up to $50,000 on the same terms as the credit agreement assumed by Buyer from Dr. Wholey on March 3, 2004, provided, however, that the full amount of any principal borrowed thereunder and interest thereon shall be due and payable immediately upon payment by Buyer of any Contingent Revenue Milestone Consideration, and provided further that Buyer may offset any amounts owed against payment by Buyer of such Contingent Revenue Milestone Consideration. In the event no Contingent Revenue Milestone Consideration is ever paid, the full amount of principal and interest thereon shall be due and payable on September 30, 2010.

4.5 Registration Rights. Within ninety (90) days of the delivery of any Buyer Common Stock, Buyer will file a Registration Statement Form S-3 covering the resale of such shares by Seller.

SECTION 5. CONDITIONS.

5.1 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following condition precedent:

(a) Exercise Notice. The Exercise Notice shall have been delivered by Buyer to Seller as provided in Section 6.2 of the Master Agreement.

5.2 Conditions to Obligations of Seller. Seller’s obligation to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a) Exercise Notice. The Exercise Notice shall have been delivered by Buyer to Seller as provided in Section 6.2 of the Master Agreement.

(b) Initial Consideration. The Buyer shall have delivered to the Seller the Initial Consideration.

SECTION 6 . TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

6.1 Termination. At any time prior to the Closing, this Agreement may be terminated as provided in the Master Agreement.

6.2 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 6.1, provided, however, that (i) the provisions of this Section 6, Section 8, Section 9.2, Section 9.10, Section 9.11, Section 9.12 and Section 9.13 hereof shall survive any termination of this Agreement; (ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein, and (iii) the parties shall have rights to proceed as further set forth in Section 6.3 below.

SECTION 7. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

7.1 Survival of Warranties. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing for a period of fifteen (15) months, regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

7.2 Collection of Assets. Subsequent to the Closing, Buyer shall have the right and authority to collect all receivables and other items transferred and assigned to it by Seller hereunder and to endorse with the name of Seller any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time, any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items included in the Subject Assets.

7.3 Payment of Obligations. Seller shall pay all of the Excluded Liabilities as they become due after the Closing consistent with past practice.

SECTION 8. INDEMNIFICATION.

8.1 Indemnification by the Seller. The Seller hereby agrees to indemnify and hold the Buyer, the Subsidiary and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a “Buyer Indemnified Party” and collectively the “Buyer Indemnified Parties”) harmless from and against any damages, liabilities, losses, Taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any other breach of any representation, warranty, covenant or undertaking of the Seller under this Agreement or in any certificate, schedule or exhibit delivered by the Seller pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such breach. Notwithstanding the foregoing, Seller shall not be required to indemnify any Buyer Indemnified Parties for any amount in excess of the aggregate amount paid by Buyer to Seller under this Agreement, the License Agreement (as defined in the Master Agreement) and the Purchase Agreement.

8.2 Indemnification by Buyer. The Buyer agrees to indemnify and hold the Seller (the “Seller Indemnified Party”) harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any breach of any representation, warranty, covenant or undertaking made by the Buyer in this Agreement or in any certificate delivered by the Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach or in connection with any failure by Seller to deliver a notice required under the WARN Act caused by Buyer causing the Closing to occur prior to the delivery of such notice.

8.3 Notice; Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. In any case, such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

8.4 Satisfaction of Seller Indemnification Obligations. In order to satisfy the indemnification obligations set forth in Section 8.1 above, the Buyer shall have the right (in addition to collecting directly from Seller) to set off its indemnification claims against amounts relating to the payment of Contingent Revenue Milestone Consideration (whether or not then due and payable) or amounts that may be paid by the Buyer under this Section 8 to the Seller, and such set off shall be considered a reduction in Purchase Consideration.

SECTION 9.MISCELLANEOUS.

9.1 Bulk Sales Law. Buyer waives compliance by Seller with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors in connection with the transfer of the Subject Assets under this Agreement.

9.2 Fees and Expenses. [Reserved].

9.3 Governing Law. Except where the law of and their jurisdiction is specifically specified, this Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

9.4 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER:	ZOLL Medical Corporation
269 Mill Road
Chelmsford, MA 01824
Fax: (978) 421-0026
Attn: Chief Executive Officer

With a copy to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Fax: (617) 523-1231
Attn: Raymond C. Zemlin, P.C.

TO SELLER:	Lifecor, Inc.
121 Freeport Road
Pittsburgh, PA 15238-3495
Attn: Chief Executive Officer

With a copy to:	Buchanan Ingersoll PC
One Oxford Centre, 20th Floor
Pittsburgh, PA 15219
Fax: (412) 562-1041
Attn: Carl A. Cohen, Esq.

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representative.

9.5 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

9.6 Assignability; Binding Effect. Subject to the provisions of Section 4.3, this Agreement is freely assignable by Buyer. This Agreement may not be assigned by the Seller. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

9.7 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

9.8 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

9.9 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by the Seller, the Buyer and Subsidiary, or in the case of a waiver, the party waiving compliance.

9.10 Publicity and Disclosures. Except as required by law, or the rules and regulations of the Securities and Exchange Commission or the applicable NASDAQ listing requirements, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and the Seller.

9.11 Dispute Resolution.

(a) All disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved by J.A.M.S./Endispute, Inc. before a single arbitrator in New York, New York. Such arbitration shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein. In the event J.A.M.S./Endispute, Inc. is unavailable, the arbitration shall be conducted before an arbitrator that is mutually agreeable to the parties and, in such event, all references to J.A.M.S./Endispute herein shall apply to the arbitrator chosen by the parties. The arbitrator hearing any dispute under this Section 9.11 shall be selected within 20 business days of written notice of the intent to arbitrate a dispute.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. Any party refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 9.11 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 9.11 shall be enforceable in any court of competent jurisdiction.

The parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration; provided, however, that the prevailing party shall be entitled to, and the arbitrator shall award to the prevailing party, its attorneys fees, costs and expenses in the event such party completely prevails or prevails in all material respects in the arbitration.

(b) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of New York for the purposes of enforcing the arbitration provisions of Section 9.11(a) of this Agreement. Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

9.12 Specific Performance. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Seller and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the Seller, and the Buyer does not elect to terminate under Section 5, the Buyer shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to the Buyer.

9.13 Reportable Transactions. Notwithstanding anything herein or any other express or implied agreement, arrangement or understanding to the contrary, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by this Agreement (and any related transactions or agreements) and (ii) each party to this Agreement (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. This authorization to disclose the tax treatment and tax structure is limited to the extent that confidentiality is required to comply with any applicable securities laws.

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IN WITNESS WHEREOF the parties hereto have caused this Asset Purchase Agreement to be executed as of the date set forth above by their duly authorized representatives.

ZOLL MEDICAL CORPORATION:

By:	/s/ Richard A. Packer
Title:	Chief Executive Officer and President

LC ACQUISITION CORPORATION

By:	/s/ John P. Bergeron
Title:	Vice President

LIFECOR, INC.

By:	/s/ Marshal W. Linder
Title:	President and Chief Operating Officer